Exhibit 99.1
FedEx Board Adopts Majority-Voting Standard for
Election of Directors
MEMPHIS, Tenn., March 13, 2007 — FedEx Corporation (NYSE: FDX) announced today that its board of directors has amended the company’s bylaws to adopt a majority-voting standard in uncontested director elections and a resignation requirement for directors who fail to receive the required majority vote. The amended bylaws also prohibit the board from changing back to a plurality-voting standard without the approval of our shareowners. The bylaw amendments are effective immediately and will apply to all future elections of directors.
“The board’s decision reflects our continued commitment to the highest standards of corporate governance and accountability to our shareowners,” said Frederick W. Smith, chairman, president and chief executive officer of FedEx Corp.
Under the new majority-voting standard, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. Previously, directors were elected under a plurality-voting standard, in which candidates receiving the most votes were elected regardless of whether those votes constituted a majority. Plurality voting will continue to apply in contested elections.
If an incumbent director does not receive the required vote for reelection, the amended bylaws require the board of directors, within 90 days after certification of the election results, to accept the director’s resignation unless there is a compelling reason not to do so and to promptly disclose its decision (including, if applicable, the reasons for rejecting the resignation) in an SEC filing.

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $34 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 275,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit www.fedex.com.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com

2